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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 26, 2003


                               Getty Realty Corp.
                       ---------------------------------
               (Exact name of registrant as specified in charter)



          Maryland                 001-13777               11-3412575
          --------                 ---------               ----------
         (State of                (Commission            (IRS Employer
       Organization)              File Number)         Identification No.)



125 Jericho Turnpike, Suite 103
Jericho, New York                                            11753
-----------------------------------------------------        -----
(Address of principal executive offices)                   (Zip Code)


Registrant's Telephone Number, including area code:  (516) 478-5400
                                                     --------------

Former name or former address, if changed since last report:  Not Applicable



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Item 5.  Other Events


         Getty Realty Corp., a Maryland corporation ("Getty") announced on September 26, 2003, that shareholders of 98% of the Series A Participating Convertible Redeemable Preferred Stock (NYSE - GTY PrA) exercised their right to convert their shares into shares of the Company's Common Stock (NYSE - GTY) prior to redemption. These shareholders converted 2,816,919 shares of Preferred Stock into 3,186,355 shares of Common Stock at the conversion rate of 1.1312 shares of Common Stock for each share of Preferred Stock so converted, and received cash in lieu of fractional shares of Common Stock.

         The remaining 48,849 shares of the issued and outstanding Preferred Stock were redeemed as of September 24, 2003 for an aggregate amount, including accrued dividends through the call date, of approximately $1,234,000. Holders of redeemed Preferred Stock will receive $25.00 for each share plus a mandatory redemption dividend of $.27118 per share. The Preferred Stock has ceased accruing dividends and trading on the NYSE.

         Separately, Mr. Liebowitz commented he is pleased that, as the Company anticipated, almost all of the preferred shareholders have elected to convert their preferred shares into common shares, continuing their investment in the Company.

         On September 26, 2003, Getty issued a press release announcing the results of redemption of its Series A Preferred Shares, which press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.






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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       Getty Realty Corp.
                                          (Registrant)



Date:  September 26, 2003              By:  /s/ Thomas J. Stirnweis
                                            ------------------------------------
                                              Thomas J. Stirnweis
                                                Vice President, Treasurer and
                                                Chief Financial Officer



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INDEX TO EXHIBITS

Exhibit             Description

Exhibit 99.1        Press Release, dated September 26, 2003, issued by Getty
                    Realty Corp.